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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): November 5, 1997




                             MEDICAL RESOURCES, INC.
                            -----------------------
             (Exact name of registrant as specified in its charter)



      Delaware                         0-20440                     13-3584552
(State of other                 (Commission File              (IRS Employer
jurisdiction of                    Number)                   Identification No.)
incorporation)


15 State Street, Hackensack, NJ                         07601
(Address of principal executive offices)               Zip Code




    Registrant's telephone number, including area code: (201) 488-6230










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ITEM 5.  OTHER EVENTS

     On November 5, 1997, ZPR Investments, Inc., ZP Investments, Inc., Wyoming Valley Physicians Imaging Center, L.P., Camp Hill Physicians Imaging Center, L.P., Wexford Radiology, P.C., Sanoy Medical Group, Ltd., Reading Open Imaging, P.A., Yonas Zegeye, M.D., and Hirut Seleshi, parties who had agreed to sell five related imaging centers located in Pennsylvania to the Company brought an action in the New Castle County Court of Chancery in Delaware against the Company and five recently formed subsidiaries seeking specific performance of the acquisition agreements and unspecified breach of contract damages. The plaintiffs allege that the Company and the subsidiaries failed to consummate the acquisitions in accordance with the terms of the acquisition agreements. The aggregate purchase price for the acquisitions is $8.4 million in cash and $5.6 million payable in shares of Company Common Stock based upon the average price for the five business days preceeding September 21, 1997 (approximately 320,000 shares). The Company is reviewing the plaintiffs' complaint and analyzing its alternatives.

ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS

     On November 7, 1997, William D. Farrell, the President and Chief Operating Officer of the Company and a director, resigned as an officer and director of the Company. Mr. Farrell's letter of resignation (the "Resignation Letter") is attached hereto as Exhibit 17.1.

     The Board of Directors denies the claims made by Mr. Farrell in the Resignation Letter. The following statement sets forth the Company's views as to the matters referred to in the Resignation Letter:

     On October 7, 1997, Mr. William Farrell, Mr. John O'Malley and Mr. Gary Fields wrote a memorandum to the Board of Directors which was also signed by other members of management. The memorandum informed the Board that certain of the Company's stockholders, in response to the Company's disclosures regarding related-party transactions in its Form 10-Q for the second quarter of 1997, had asked questions of management regarding the manner in which related-party transactions are scrutinized by the Company and the Board, and that certain members of senior management had also expressed concerns.

     As set forth in the Company's prior public filings, 712 Advisory Services, Inc. ("712 Advisory"), a company affiliated with Mr. Gary Siegler, the Chairman of the Board of the Company, has provided financial advisory services to the Company on a regular basis, including in connection with financings and acquisitions. All services rendered by, and fees paid to, 712 Advisory through June 30, 1997 are disclosed in the Company's quarterly and annual public filings.



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     The memorandum  further  informed the Board that  management had previously retained a law firm on behalf of the Company to review the Company's practices regarding related-party transactions.

     On October 8, 1997, the Board held a meeting to review the issues raised in the memorandum at which all Directors, including Mr. Farrell, were present. At that meeting, the Board confirmed that all transactions with related parties through June 30, 1997 had been previously disclosed and that the more recent transactions would be disclosed as part of the Company's next quarterly filing. At this meeting, the Board established an Advisory Committee of the Board consisting of Messrs. Gary Fuhrman and John Josephson and empowered the Committee to conduct a review of the related-party transactions. The Advisory Committee was also granted authority to retain counsel and any other advisors it deemed necessary in connection with its review. The Board also directed all directors, officers and employees of the Company to cooperate fully with the Advisory Committee.

     On October 9, 1997, Gary Fields, who was at that time General Counsel, met with Mr. Stephen Davis, a director of the Company. Mr. John Josephson was also present for part of the meeting. At that meeting, Mr. Fields stated that Mr. Farrell, Mr. O'Malley and he wanted, among other things, the following: (i) Mr. Fields and Mr. O'Malley be appointed to the Board immediately; (ii) Mr. Davis, Mr. Koffler and either Mr. Fuhrman or Mr. Josephson resign immediately; (iii) Mr. Siegler resign as Chairman; (iv) the Board search for additional outside Board members; (v) Mr. Siegler, including any of his affiliates, place all the stock he controls into a voting trust to be voted by management; (vi) Mr. Siegler to sell his stock to the Company over time; (vii) 712 Advisory return all fees paid to it by the Company in 1997; (viii) Mr. Siegler and 712 Advisory agree to perform no services for competitors; and (ix) the Company divest its interest in a partnership, controlled by Mr. Siegler, that owns a corporate jet.

     On October 10, 1997, the Advisory Committee retained the law firm of Willkie Farr & Gallagher to represent the Company in connection with its review of related-party transactions. Willkie Farr has had no prior business relationships with the Company or any of its directors.

     The Advisory Committee, through its counsel, immediately commenced its review of the related-party transactions. Shortly thereafter, the Company received letters from Mr. Fields and the law firm he retained objecting to the formation of the Advisory Committee on the grounds that they believed the Advisory Committee was not capable of conducting an independent review because, among other things, in the past the fees paid to 712 Advisory had been approved by the two directors who now formed the Advisory Committee.

     During the next several days, the Company's attempts to interview relevant personnel and conduct a review were obstructed and delayed. Although Willkie Farr, as counsel for the Company, was given access to members of the Board as part of the review, Willkie Farr was allowed to meet with Mr. Fields and Mr. O'Malley only for limited periods of time. Mr. Fields and Mr. O'Malley also refused to answer certain

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questions.  On October 19,  Willkie Farr was advised that meetings that had been scheduled with Mr. William Farrell and his brother, Mr. Robert Farrell, who is also an officer of the Company, were canceled by them, and that neither they nor Messrs. Fields and O'Malley would cooperate further with the Company's review.

     During the week of October 20, 1997, the Company engaged in a series of negotiations with Mr. William Farrell, Mr. O'Malley and Mr. Fields in an attempt to resolve the dispute. The parties discussed a variety of issues, including possible changes in the composition of the Board, related-party transactions, and the procedures to govern the ongoing review of them. The negotiations collapsed after Messrs. Farrell, O'Malley and Fields demanded automatically renewing four-to-five year contracts and other extraordinary employment-contract enhancements, including change-of-control benefits. The Company rejected their demands as contrary to the interests of the Company and its stockholders.

     At a meeting of the Board of Directors on October 28, 1997, the directors unanimously passed a resolution authorizing the Company to add two new independent directors to the Board, and the new directors are expected to assume responsibility for the review of related-party transactions. Mr. Farrell agreed to help identify and make recommendations for such new independent directors. At the Board meeting, Mr. Siegler informed the Board, as he had previously advised the Advisory Committee, that he believed that the questions raised concerning the fees paid to 712 Advisory for services to the Company to be unfounded. He informed the Board he would accept and be bound by the review conducted by the Company. The Board also noted that the Company's interest in the partnership which owned the corporate jet had been repurchased at cost plus interest. With these actions, the Board believed it had put into place procedures that appropriately addressed related-party transactions.

     On October 30, 1997, Mr. Fields proposed a press release which stated, among other things, that past events had "led to a deterioration in the working relationship between senior management and the Board" and warned of the "inability of the Board and the Company's senior management to maintain a normal working relationship."

     On November 2, 1997, the Board appointed Mr. Lawrence Ramaekers to serve as the Company's acting Chief Executive Officer, a position that had been vacant for more than two years. Messrs. Farrell, O'Malley and Fields were instructed to work with Mr. Ramaekers. During the week of November 3, 1997, Mr. Farrell confirmed to the Board and Mr. Ramaekers that he intended to work with him for the benefit of the Company.

     Mr. O'Malley and Mr. Fields were requested by the Board to attend a Board meeting on November 5, 1997 and refused to do so. At that Board meeting, Mr. Farrell was asked to report on the Company's financial performance and stated that he was unable to do so at that time. Mr. Ramaekers reported to the Board that Mr. O'Malley was refusing to cooperate with him.


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     On  November  6, 1997,  Mr.  Farrell  met with Mr.  Josephson  to start the process of searching for new independent directors. By letter received by the Company on November 7, 1997 addressed to the Board, Mr. Farrell resigned as President and Chief Operating Officer of the Company and as a Director. By letter dated November 7, 1997, Mr. Fields resigned as Senior Vice President and General Counsel.

     At the Board  meeting  held on November  8, 1997,  the Board  accepted  the resignations of Mr. Farrell and Mr. Fields. The Board disputes the characterization asserted by Mr. Farrell and Mr. Fields that they were constructively terminated and noted that Mr. Farrell had been specifically reassured by the Board only two days before that the Board wanted him to work together with Mr. Ramaekers and did not intend to terminate his employment.

     The Board was further informed that Mr. John O'Malley told Mr. Ramaekers that he would no longer work on the financial statements of the Company for the third quarter or assist the Company in any financing or acquisition activities unless the Company paid for him to be separately represented by counsel of his choice and that such counsel could only be the law firm initially retained by Mr. Fields. The Board removed Mr. O'Malley as Executive Vice President-Finance and as Chief Financial Officer, and appointed Mr. Dennis Currier as the Company's new Chief Financial Officer.

     During the period from September 19 to September 24, 1997, prior to the delivery of the October 7 memorandum to the Board, Mr. William Farrell exercised certain stock options and immediately sold 52,500 shares of the Company's common stock at prices ranging from $17.34 to $19.75 per share. Of the stock options he exercised, options for 15,000 of the shares had an expiration date of October 16, 1997 and the options for the remaining 37,500 shares had an expiration date of June 20, 1999. Mr. Farrell's gross proceeds from such sales totaled approximately $986,375.

     During the period from September 3 to September 22, 1997, Mr. John O'Malley, who at that time was Senior Vice President-Finance and Chief Financial Officer of the Company, sold 24,055 shares of the Company's stock at prices ranging from $16.75 to $19.00 per share. Mr. O'Malley's gross proceeds from such sales totaled approximately $425,338.25.

     On November 10, 1997, the Company issued a press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits:

                  The following Exhibits are filed as part of this report.

                  Exhibit 17.1   Letter of Resignation of William D. Farrell.

                  Exhibit 99.1 Press Release issued by Medical Resources,  Inc., dated November 10, 1997.


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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         MEDICAL RESOURCES, INC.




Dated:  November 10, 1997                By:      /s/Lawrence Ramaekers
                                           ----------------------------
                                         Name:    Lawrence Ramaekers
                                         Title:   Acting Chief Executive Officer



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                                  EXHIBIT INDEX

                                                                      Sequential
  Exhibit                                                             Page No.
  -------                                                             ---------


   17.1          Letter of Resignation of William D. Farrell.                 9

   99.1.         Press Release issued by Medical  Resources,  Inc.,
                    dated November 10, 1997.                                 15